SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
LAS VEGAS SANDS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER FROM THE CHAIRMAN

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Las Vegas Sands Corp., which will be held on June 7, 2007 at 11:00 a.m., Las Vegas Time, at The Venetian Resort-Hotel-Casino located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Details regarding admission to the meeting and the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. You may vote in person or by returning your proxy card. Instructions for voting are provided in the enclosed materials.

On behalf of the Board of Directors and the management of Las Vegas Sands Corp., thank you very much for your support.

Yours sincerely,

Sheldon G. Adelson
Chairman of the Board
and Chief Executive Officer

April 30, 2007

NOTICE OF ANNUAL MEETING

to be held on

June 7, 2007

To the Stockholders:

The Annual Meeting of Stockholders of Las Vegas Sands Corp., a Nevada corporation (the “Company”), will be held at The Venetian Resort-Hotel-Casino located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, on June 7, 2007, at 11:00 a.m., Las Vegas Time, for the following purposes:

1. To elect three directors to the Board of Directors, each for a three-year term;

2. To consider and act upon the ratification of the selection of our independent registered public accounting firm; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on April 20, 2007 are entitled to notice of and to vote at the meeting. A list of these stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the Company’s executive offices, located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of ten days prior to the meeting date. The list will also be available for inspection by any stockholder at the place of the stockholder meeting during the whole time thereof.

By Order of the Board of Directors,

Robert P. Rozek
Senior Vice President,
Chief Financial Officer and
Assistant Secretary

April 30, 2007

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY.
Use of the enclosed envelope requires no postage for mailing in the United States.

PROXY STATEMENT

i

PROXY STATEMENT

PROXY AND VOTING INFORMATION

Our Board of Directors (the “Board”) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the annual meeting of stockholders. We will hold the annual meeting on Wednesday, June 7, 2007 at The Venetian Resort-Hotel-Casino located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, beginning at 11:00 a.m., Las Vegas Time. Please note that throughout these proxy materials we may refer to Las Vegas Sands Corp. as “the Company,” “we,” “us,” or “our.” We first began mailing this Proxy Statement and accompanying proxy card on or about April 30, 2007.

Who Can Vote

Only stockholders of record of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), as of April 20, 2007, will be entitled to vote at the meeting.

How Many Shares Can Be Voted

The authorized capital stock of the Company presently consists of 1,000,000,000 shares of Common Stock. At the close of business on April 20, 2007, 354,814,310 shares of Common Stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share held of record on that date on all matters that may come before the meeting. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote in person by attending the meeting or by completing and returning a proxy by mail. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the meeting. If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may give a proxy to vote their customer’s stock without customer instructions if (i) they transmitted proxy materials to the beneficial owner of the stock, (ii) did not receive voting instructions by the date specified in the statement accompanying the proxy materials and (iii) the brokerage firm has no knowledge of any contest with respect to the actions to be taken at the stockholders’ meeting and such actions are adequately disclosed to stockholders and do not include authorization for a merger, consolidation or any matter that could substantially affect the rights or privileges of the stock. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. Each other item to be acted upon at the meeting requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the item, assuming that a quorum is present or represented at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect. With respect to the other proposal, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted.

Accordingly, an abstention will have the same effect as a vote cast against a proposal. Under Nevada law, a broker non-vote will have no effect on the outcome of the matters presented for a stockholder vote.

Sheldon G. Adelson, the Chairman of the Board and Chief Executive Officer of our Company, beneficially owned approximately 52.1% of our Common Stock as of the record date and will be entitled to vote his shares at the annual meeting. In addition, Dr. Miriam Adelson, Mr. Adelson’s wife, and Charles D. Forman, a director of our Company, are the trustees of several trusts for the benefit of Mr. Adelson’s family members that collectively beneficially own approximately 16.9% of our Common Stock. Mr. Adelson has indicated that he intends to vote all of his shares in favor of both of the director nominees and for the ratification of the selection of our independent registered public accounting firm. Each of the trustees named above has determined to vote all of the trusts’ shares in favor of both of the director nominees and for the ratification of the selection of our independent registered public accounting firm.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted as our Board recommends, which is “FOR” the election of each of the nominees for director as set forth under Proposal 1 below and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Las Vegas Sands Corp.’s independent registered public accounting firm for 2007 as described in Proposal 2 below.

How to Revoke or Change Your Vote

You may revoke your proxy at any time before it is exercised in any of three ways:

•	by notifying the Corporate Secretary of the revocation in writing;

•	by delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or

•	by voting in person at the annual meeting.

You will not revoke a proxy merely by attending the annual meeting. To revoke a proxy, you must take one of the actions described above.

If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Any revocation of a proxy, or a new proxy bearing a later date, should be sent to the following address: Corporate Secretary, Las Vegas Sands Corp., 3355 Las Vegas Sands Boulevard South, Las Vegas, Nevada 89109.

Other Matters to be Acted upon at the Meeting

Our Board presently is not aware of any matters other than those specifically stated in the Notice of Annual Meeting, which are to be presented for action at the annual meeting. If any matter other than those described in this Proxy Statement is presented at the annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Adjournments and Postponements

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and Proxy Statement and the Company’s 2006 Annual Report are available on our website at www.lasvegassands.com. In the future, instead of receiving copies of the Proxy Statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the internet. Receiving your proxy materials online saves the Company the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.

Stockholders of Record.  If your shares are registered in your own name, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders.  If your shares are not registered in your name, to enroll in the electronic delivery service check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the Company’s Annual Meeting of Stockholders, the Company is required to send to each stockholder of record a Proxy Statement and annual report, and to arrange for a Proxy Statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Company’s Common Stock in multiple accounts, this process results in duplicate mailings of Proxy Statements and annual reports to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Proxy Statement will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Proxy Statement or annual report, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Proxy Statement or annual report if there are other Las Vegas Sands Corp. stockholders who share an address with you. If you currently receive more than one Proxy Statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Proxy Statement and annual report but later decide that you would prefer to receive a separate copy of the Proxy Statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Proxy Statements or annual reports. If you wish to receive a separate copy of the Proxy Statement or annual report for each stockholder sharing your address in the future, you may contact our transfer agent, American Stock Transfer & Trust Company, directly by telephone at 1-800-937-5449 or by visiting its website at www.amstock.com and following the instructions.

Important Notice about Security

All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 20, 2007, as to the beneficial ownership of our Common Stock, in each case, by:

•	each person known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each named executive officer identified under “Executive Compensation and Other Information” below;

•	each of our directors; and

•	all of our executive officers and directors as a group.

	Beneficial Ownership(1)
Name of Beneficial Owner(2)	Shares	Percent (%)

Sheldon G. Adelson(3)(4)(5)(6)	184,887,066	52.1%
Sheldon G. Adelson 2005 Family Trust(4)	184,258,765	51.9
2002 Remainder Trust(5)	54,770,066	15.4
Sheldon G. Adelson 2004 Remainder Trust(6)	5,144,415	1.5
William P. Weidner(7)	3,899,665	1.1
Bradley H. Stone(8)	1,133,965	*
Robert G. Goldstein(9)	842,175	*
Robert P. Rozek(10)	11,642	*
Scott D. Henry(11)	19,205	*
Irwin Chafetz(12)	27,070	*
Charles D. Forman(5)(6)(7)(13)	205,422	*
Andrew R. Heyer	—	*
Michael A. Leven(13)	5,537	*
James L. Purcell(14)	6,744	*
Irwin A. Siegel(15)	4,622	*
Marsico Capital Management, LLC(16)	28,094,054	7.9
All executive officers and the directors of our Company as a group (12 persons)(17)	250,957,594	70.7%

*	Less than 1%.

(1)	A person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, the sole voting and investment power with respect to the indicated shares of Common Stock.

(2)	The address of each person named in this table is c/o Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3)	This amount includes (a) options to purchase 45,921 shares of our Common Stock that are vested and exercisable and (b) 582,280 shares of Common Stock owned by the Dr. Miriam and Sheldon G. Adelson Charitable Trust over which Mr. Adelson retains sole voting and dispositive power. See footnotes (4) and (6) below. This amount excludes (a) 54,770,066 shares of our Common Stock that Mr. Adelson transferred to the 2002 Remainder Trust and over which he has no beneficial ownership and (b) 5,144,415 shares of our

Common Stock held by the Sheldon G. Adelson 2004 Remainder Trust, over which he has no beneficial ownership. See footnotes (5) and (6) below.

(4)	Mr. Adelson beneficially owns 184,258,765 shares of our Common Stock as trustee of the Sheldon G. Adelson 2005 Family Trust. Mr. Adelson retains sole dispositive and voting control over the shares in the trust.

(5)	Mr. Adelson’s spouse, Dr. Miriam Adelson, and Mr. Forman, as trustees of the 2002 Remainder Trust, may each be deemed to beneficially own the 54,770,066 shares of our Common Stock held by the trust. Dr. Adelson and Mr. Forman share dispositive and voting control over the shares in the trust. Mr. Forman disclaims such beneficial ownership and this disclosure shall not be deemed an admission that Mr. Forman is a beneficial owner of such shares for any purpose.

(6)	Mr. Adelson’s spouse, Dr. Miriam Adelson, and Mr. Forman, as trustees of the Sheldon G. Adelson 2004 Remainder Trust, may each be deemed to beneficially own the 5,144,415 shares of our Common Stock held by the trust. Dr. Adelson and Mr. Forman share dispositive and voting control over the shares in the trust. Mr. Forman disclaims such beneficial ownership and this disclosure shall not be deemed an admission that Mr. Forman is a beneficial owner of such shares for any purpose.

(7)	This amount includes 37,334 shares of restricted stock (of which 7,826 shares are vested) and options to purchase 59,497 shares of our Common Stock that are vested and exercisable. This amount also includes 3,802,834 shares of our Common Stock that Mr. Weidner transferred to Weidner Holdings, LLC, a sole member limited liability company of which Mr. Weidner is the sole member manager. In addition, this amount includes 255,007 shares of our Common Stock that have been pledged as security for a loan by Weidner Holdings, LLC.

(8)	This amount includes 32,667 shares of restricted stock (of which 6,848 shares are vested) and options to purchase 52,060 shares of our Common Stock that are vested and exercisable. This amount excludes 1,217,087 shares that Mr. Stone transferred to The Stone Crest Trust and over which he has no voting or dispositive control.

(9)	This amount includes 28,000 shares of restricted stock (of which 5,869 shares are vested) and options to purchase 44,623 shares of our Common Stock that are vested and exercisable. This amount also includes 621,101 shares of our Common Stock that Mr. Goldstein transferred to The Robert and Sheryl Goldstein Trust and 148,451 shares of our Common Stock that Mr. Goldstein transferred to the SC Goldstein Holdings, LLC. Mr. Goldstein may be deemed to have beneficial ownership of all such shares.

(10)	This amount includes 1,642 shares of restricted stock and options to purchase 10,000 shares of our Common Stock that will become vested and exercisable within 60 days.

(11)	This amount includes 9,332 shares of restricted stock (of which 1,956 shares are vested) and options to purchase 9,873 shares of our Common Stock that are vested and exercisable.

(12)	This amount includes 2,082 shares of restricted stock and options to purchase 1,988 shares of our Common Stock that are vested and exercisable.

(13)	This amount includes 2,082 shares of restricted stock and options to purchase 3,340 shares of our Common Stock that are vested and exercisable.

(14)	This amount includes 1,504 shares of restricted stock and options to purchase 3,340 shares of our Common Stock that are vested and exercisable.

(15)	This amount includes 2,082 shares of restricted stock and options to purchase 2,040 shares of our Common Stock that are vested and exercisable.

(16)	Based solely upon the Schedule 13G filed by Marsico Capital Management, LLC on February 12, 2007.

(17)	This amount includes 118,807 shares of restricted stock (of which 22,499 shares are vested) and options to purchase 236,022 shares of our Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.

BOARD OF DIRECTORS

Our Board currently has eight directors, divided into three classes, designated as Class I, Class II and Class III. Members of each class serve for a three-year term. Stockholders elect one class of directors at each annual meeting. Our directors are expected to attend each Annual Meeting of Stockholders and all of our directors attended our 2006 Annual Meeting of Stockholders held on June 7, 2006, except for Mr. Weidner who was traveling on Company business. The term of office of the current Class III directors will expire at the meeting. The term of office for the Class I directors will be subject to renewal in 2008 and the term of office for the Class II directors will be subject to renewal in 2009. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The nominees are all current directors of the Company, and each nominee has indicated that he will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

The nominees for re-election for a three-year term ending in 2010 are as follows:

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

Sheldon G. Adelson (73)	2004	III
Mr. Adelson has been Chairman of the Board, Chief Executive Officer, Treasurer and a director of the Company since August 2004. He has been Chairman of the Board, Chief Executive Officer and a director of Las Vegas Sands, LLC since April 1988 when it was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has extensive experience in the convention, trade show, and tour and travel businesses. Mr. Adelson also has investments in other business enterprises. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world’s largest computer show in the 1990s, all of which were sold to Softbank Corporation in April 1995. Mr. Adelson also created and developed The Sands Expo and Convention Center, which he grew into one of the largest convention and trade show destinations in the United States before transferring it to us in July 2004. He has been President and Chairman of Interface Group Holding Company, Inc. since the mid-1970s and Chairman of our affiliate, Interface Group-Massachusetts, LLC and its predecessors, since 1990.

Irwin Chafetz (71)	2005	III
Mr. Chafetz has been a director of the Company since March 2005. He was a director of Las Vegas Sands, Inc. from March until July 2005. Mr. Chafetz is a director of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group-Massachusetts, LLC, a company that owns and operates Interface Travel, a retail travel agency, and Sunburst Vacations LLC. Mr. Chafetz has been associated with Interface Group-Massachusetts, LLC and its predecessors since 1972. From 1989 to 1995, Mr. Chafetz was a vice president and director of Interface Group-Nevada, Inc., which owned and operated trade shows, including COMDEX, which at its peak was the largest American trade show with a presence in more than 20 countries, and also owned and operated The Sands Expo and Convention Center, the first privately-owned convention center in the United States. From 1989 to 1995 Mr. Chafetz was also Vice President and a director of Las Vegas Sands, Inc. Mr. Chafetz has served on the boards of directors of many charitable and civic organizations and is a member of the Dean’s Advisory Council at Boston University School of Management and the Board of Trustees at Suffolk University.

James L. Purcell (77)	2004	III
Mr. Purcell has been a director of the Company since July 2004. He was a director of Las Vegas Sands, Inc. from June 2004 until July 2005. Mr. Purcell was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP from January 1964 through December 1999. Mr. Purcell has practiced law in Boca Raton, Florida, since his retirement from Paul, Weiss, Rifkind, Wharton & Garrison LLP. Mr. Purcell is a Director Emeritus of King’s College.

The other members of the Board are as follows:

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

William P. Weidner (62)	2004	II
Mr. Weidner has been the President and Chief Operating Officer and a director of the Company since August 2004. He has been the President and Chief Operating Officer of the Company’s wholly owned operating subsidiary, Las Vegas Sands, LLC (formerly known as Las Vegas Sands, Inc.), since December 1995 and a director of Las Vegas Sands, LLC since August 2004. From 1985 to 1995, Mr. Weidner was President and Chief Operating Officer and served on the board of Pratt Hotel Corporation. From February 1991 to December 1995, Mr. Weidner was also the President of Pratt’s Hollywood Casino-Aurora subsidiary and from June 1992 until December 1995, he served on the board of the Hollywood Casino Corporation. Since September 1993, Mr. Weidner has served on the board of directors of Shorewood Packaging Corporation. Mr. Weidner directed the opening of Hollywood Casino, one of Chicago’s first riverboat casino hotels, New York City’s Maxim’s de Paris (now the Peninsula), and hotels in Orlando and Palm Springs.

Charles D. Forman (60)	2004	I
Mr. Forman has been a director of the Company since August 2004. He has been a director of Las Vegas Sands, LLC since March 2004. Mr. Forman has served as Chairman and Chief Executive Officer of Centric Events Group, LLC, a trade show and conference business since 2002. From 2000 to 2002, he served as a director of a private company and participated in various private equity investments. From 1995 to 2000, he held various positions with subsidiaries of Softbank Corporation. During 2000, he was Executive Vice President of International Operations of Key3Media, Inc. From 1998 to 2000, he was Chief Legal Officer of ZD Events Inc., a tradeshow business that included COMDEX, which was the largest tradeshow in the United States in the 1990s. From 1995 to 1998, Mr. Forman was Executive Vice President, Chief Financial and Legal Officer of Softbank Comdex Inc. From 1989 to 1995, Mr. Forman was Vice President and General Counsel of The Interface Group, a tradeshow and convention business that owned and operated COMDEX. Mr. Forman was in private law practice from 1972 to 1988.

Andrew R. Heyer (49)	2006	II
Mr. Heyer has been a director of the Company since August 2006. He is the managing partner of Trimaran Capital Partners, L.L.C. and a member of the Investment Committee of Trimaran Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C. Until February 2006, Mr. Heyer was a vice chairman of CIBC World Markets Corp. and co-head of the CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and managing director of The Argosy Group L.P. Mr. Heyer also held senior positions with Drexel Burnham Lambert Incorporated and Shearson/American Express. Mr. Heyer currently serves on the boards of directors of publicly-held Hain Celestial Group, Inc. and privately-held Brite Media Group LLC, Charlie Brown’s, Village Voice Media, LLC and El Pollo Loco.

Michael A. Leven (69)	2004	II
Mr. Leven has been a director of the Company since August 2004. He was a director of Las Vegas Sands, Inc. from May 2004 until July 2005. Mr. Leven is the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation. Until December 2006, Mr. Leven was the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., which franchises the Microtel Inns & Suites and Hawthorn Suites brands. Mr. Leven formed U.S. Franchise Systems, Inc. in 1995. From 1990 to 1995, Mr. Leven was President and Chief Operating Officer of Holiday Inns Worldwide. From 1985 to 1990, he was president of Days Inn of America. Mr. Leven serves as director of Hersha Hospitality Trust. Mr. Leven serves on many other non-profit boards.

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

Irwin A. Siegel (66)	2005	I
Mr. Siegel has been a director of the Company since February 2005. He was a director of Las Vegas Sands, Inc. from February 2005 until July 2005. Mr. Siegel is a certified public accountant and was a partner (specializing in the hospitality industry) in the international accounting and consulting firm of Deloitte & Touche LLP from 1973 to 2003, when he retired. From 1996 through 1999 Mr. Siegel served as the CEO of the Deloitte operations in the former Soviet Union. Mr. Siegel has been working as a business consultant since 2003. Mr. Siegel has served on the boards of directors of many charitable and civic organizations and is the president of the Weinstein Hospice in Atlanta.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board

NYSE Listing Standards.  Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the ownership by Mr. Adelson of in excess of 50 percent of the voting power of the Common Stock and his ability to elect the entire Board. Accordingly, the Company has chosen to take advantage of certain of the exemptions provided in the NYSE rules. Specifically, the Company is not required to have a majority of independent directors or a nominating and governance committee or a compensation committee composed entirely of independent directors.

Independent Directors.  As a “controlled” company pursuant to the rules of the NYSE, we are not required to have a majority of independent directors on our Board. The Board has determined that four of the eight members of the Board currently satisfy the criteria for independence under applicable Exchange Act and NYSE rules, namely Messrs. Heyer, Leven, Purcell and Siegel. In making its determination, the Board reviewed all the relevant facts and circumstances, the standards set forth in our Corporate Governance Guidelines, the NYSE rules and other applicable laws and regulations.

Two of our directors, Messrs. Chafetz and Forman, have business and personal relationships with our controlling stockholder, Mr. Adelson. Mr. Chafetz was a stockholder, vice president and director of the entity that owned and operated the COMDEX trade show and The Sands Expo and Convention Center which were created and developed by Mr. Adelson. Mr. Forman was vice president and general counsel of this entity. Mr. Chafetz is also a director and a 12.5% shareholder of entities that control Interface Travel and Sunburst Vacations and that are controlled by Mr. Adelson. Mr. Forman is also a trustee of several trusts for the benefit of Mr. Adelson and his family that beneficially own approximately 16.9% of our Common Stock and a trustee of a trust for the benefit of Mr. Chafetz’s children. These relationships with Mr. Adelson also include making joint investments and other significant financial dealings. As a result, Messrs. Adelson, Chafetz and Forman may have their financial interests aligned and therefore, the Board does not consider Messrs. Chafetz and Forman to be independent directors.

Board Meetings.  The Board held nine meetings and acted by written consent three times during 2006. The work of the Company’s directors is performed not only at meetings of the Board and its committees, but also by consideration of the Company’s business through the review of documents and in numerous communications among Board members and others. During 2006, all directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served (held during the period for which they served).

Committees

Standing Committees.  Our Board has three standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and governance committee (the “Nominating and Governance Committee”).

Audit Committee.  The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. Among other things, our Audit Committee selects our independent registered public accounting firm and reviews with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with the independent registered public accounting firm and internal auditors the adequacy of internal control systems, receives internal audit reports and reports its findings to the full Board.

The current members of our Audit Committee are Irwin A. Siegel (Chairman), Andrew R. Heyer and James L. Purcell. The Board has determined that each of Messrs. Siegel, Heyer and Purcell is independent under applicable NYSE and federal securities rules and regulations on independence of Audit Committee members. The Board has determined that each of the members of the Audit Committee is “financially literate” and that Mr. Siegel qualifies as an “audit committee financial expert,” as defined in the NYSE’s listing standards and federal securities rules and regulations. The Audit Committee held seven meetings and did not act by written consent during 2006.

Compensation Committee.  The Compensation Committee operates under a written charter and has the authority to approve salaries and bonuses and other compensation matters for our officers. In addition, the Compensation Committee has the authority to approve employee benefit plans as well as administer our 2004 Equity Award Plan. The current members of the Compensation Committee are Charles D. Forman (Chair), Irwin Chafetz, Michael A. Leven, and James L. Purcell. The Compensation Committee held seven meetings and did not act by written consent during 2006. Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to members of senior management in excess of $1 million per year is not deductible by the Company unless the compensation is “performance-based” as described in the applicable regulations. In 2005, the Compensation Committee established a Performance Subcommittee to make the required determinations relating to “performance-based” compensation for purposes of Section 162(m). Messrs. Leven (Chair) and Purcell are the members of the Performance Subcommittee and are independent directors under Section 162(m). The Performance Subcommittee met as part of each Compensation Committee meeting and also acted six times by written consent during 2006.

Nominating and Governance Committee.  The Nominating and Governance Committee operates under a written charter and has the authority to, among other things, review and make recommendations regarding the composition of the Board and its committees; develop and implement policies and procedures for selection of Board members; identify individuals qualified to become Board members and select, or recommend that the Board select, director nominees; assess, develop and make recommendations to the Board with respect to Board effectiveness and related corporate governance matters, including corporate governance guidelines and procedures intended to organize the Board appropriately; and oversee the evaluation of the Board and management. The current members of the Nominating and Governance Committee are Michael A. Leven (Chair), Sheldon G. Adelson and Andrew R. Heyer. The Nominating and Governance Committee held no meetings and did not act by written consent during 2006.

Compensation Committee Interlocks and Insider Participation.  The members of the Compensation Committee in 2006 were Messrs. Forman, Chafetz, Leven and Purcell. Mr. Forman was, from 1989 to 1995, an officer of Interface Group-Massachusetts, Inc. and Interface Group-Nevada, Inc., companies controlled by Mr. Adelson (our “principal stockholder”). Mr. Chafetz is a director of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group-Massachusetts, LLC, a company that owns and operates Interface Travel and Sunburst Vacations LLC. From 1989 to 1995, Mr. Chafetz was a vice president and director of Interface Group-Nevada, Inc. and a director and vice-president of our subsidiary, Las Vegas Sands, Inc. Except as described above, none of the other members of our Compensation Committee is, or has been, an employee or officer of the Company. None of our executive officers serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

CORPORATE GOVERNANCE

Commitment to Corporate Governance.  Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC and the NYSE. The key components of this framework are set forth in our amended and restated articles of incorporation and by-laws and the following additional documents:

•	our Audit Committee Charter;

•	our Compensation Committee Charter;

•	our Nominating and Governance Committee Charter;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct and Ethics; and

•	our Statement on Reporting Ethical Violations.

Copies of each of these documents are available on our website at www.lasvegassands.com by clicking on “Investor Information,” then “Corporate Governance.” Copies also are available without charge by sending a written request to the Corporate Secretary at the following address: Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Corporate Governance Guidelines.  We have adopted Corporate Governance Guidelines for the Company setting forth the general principles governing the conduct of the Company’s business and the role, functions, duties and responsibilities of the Board, including, but not limited to such matters as composition, membership criteria, orientation and continuing education, retirement, committees, compensation, meeting procedures, annual evaluation and management succession planning.

Code of Conduct.  We have adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer), employees and agents. The Code of Business Conduct and Ethics establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Company’s Code of Business Conduct and Ethics is provided to all new directors, officers and employees.

Statement on Reporting Ethical Violations.  We have adopted a Statement on Reporting Ethical Violations to facilitate and encourage the reporting of any misconduct at the Company, including violations or potential violations of our Code of Business Conduct and Ethics, and ensure that those reporting such misconduct will not be subject to harassment, intimidation or other retaliatory action. The Statement on Reporting Ethical Violations is provided to all new directors, officers and employees.

Nomination of Directors.  The Nominating and Governance Committee nominated the candidates for election at this annual meeting. The Nominating and Governance Committee, in making its selection of director candidates, considers the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time.

The Nominating and Governance Committee considers a number of factors in selecting director candidates, including:

•	the ethical standards and integrity in personal and professional dealings of the candidate;

•	the independence of the candidate under legal, regulatory and other applicable standards;

•	the diversity of the existing Board, so that we maintain a body of directors from diverse professional and personal backgrounds;

•	whether the skills and experience of the candidate will complement that of the existing Board;

•	the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•	the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her Board duties;

•	the ability of the candidate to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company;

•	the willingness of the candidate to be accountable for his or her decisions as a director;

•	the ability of the candidate to provide wise and thoughtful counsel on a broad range of issues;

•	the ability and willingness of the candidate to interact with other directors in a manner that encourages responsible, open, challenging and inspired discussion;

•	whether the candidate has a history of achievements that reflects high standards;

•	the ability and willingness of the candidate to be committed to, and enthusiastic about, his or her performance for the Company as a director, both in absolute terms and relative to his or her peers;

•	whether the candidate possesses the courage to express views openly, even in the face of opposition;

•	the ability and willingness of the candidate to comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and By-Laws of the Company;

•	the ability and willingness of the candidate to comply with the duties of care, loyalty and confidentiality applicable to directors of publicly traded corporations organized in our jurisdiction of incorporation;

•	the ability and willingness of the candidate to adhere to the Company’s Code of Business Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein; and

•	such other attributes of the candidate and external factors as the Board deems appropriate.

The Nominating and Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

The Nominating and Governance Committee will consider candidates recommended by directors and members of management and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The Nominating and Governance Committee does not have a policy for considering director candidates recommended by security holders and believes that not having such a policy is appropriate in light of our principal stockholder’s majority ownership of the Company’s Common Stock.

Presiding Non-Management Director.  In accordance with applicable rules of the NYSE and the Company’s Corporate Governance Guidelines, the Board meets at least quarterly in executive session without management directors or any members of the Company’s management being present. At each executive session a presiding director chosen by a majority of the directors present at such session presides over the session.

Stockholder Communications with the Board and Audit Committee.  The Board has established a process for stockholders and interested parties to communicate with members of the Board, the Audit Committee, the non-management directors and the presiding non-management director of executive sessions of the Board.

Director Communications

Stockholders and interested parties who wish to contact our Board, the Chairman of the Board, the presiding non-management director of executive sessions or any individual director are invited to do so by writing to:

Board of Directors of Las Vegas Sands Corp.
c/o Corporate Secretary
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Complaints and concerns relating to our accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of our Board using the procedures described below. All other stockholder and other communications addressed to our Board will be referred to our presiding non-management director of executive sessions and tracked by the Corporate Secretary. Stockholder and other communications addressed to a particular director will be referred to that director.

Audit Committee Communications

Complaints and concerns relating to our accounting, internal accounting controls, or auditing matters should be communicated to the Audit Committee of our Board, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to the Audit Committee through our General Counsel by writing to:

Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel

All communications will be reviewed under Audit Committee direction and oversight by the General Counsel, Internal Audit, or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The General Counsel will prepare a periodic summary report of all such communications for the Audit Committee.

EXECUTIVE OFFICERS

This section contains certain information about our executive officers, including their names and ages (as of the mailing of these proxy materials), positions held and periods during which they have held such positions. There are no arrangements or understandings between our officers and any other person pursuant to which they were selected as officers.

Name	Age	Title

Sheldon G. Adelson	73	Chairman of the Board, Chief Executive Officer and Treasurer
William P. Weidner	62	President and Chief Operating Officer
Bradley H. Stone	52	Executive Vice President
Robert G. Goldstein	51	Senior Vice President
Robert P. Rozek	46	Senior Vice President and Chief Financial Officer
Scott D. Henry	42	Senior Vice President, Finance

For background information on Messrs. Adelson and Weidner, please see “Board of Directors.”

Bradley H. Stone has been Executive Vice President of our Company since August 2004. He has been Executive Vice President of Las Vegas Sands, LLC since December 1995. From June 1984 through December 1995, Mr. Stone was President and Chief Operating Officer of the Sands Hotel in Atlantic City. Mr. Stone also served as an Executive Vice President of the parent Pratt Hotel Corporation from June 1986 through December 1995.

Robert G. Goldstein has been Senior Vice President of our Company since August 2004. He has been Senior Vice President of Las Vegas Sands, LLC since December 1995. From 1992 until joining our Company in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at the Sands Hotel in Atlantic City as well as an Executive Vice President of the parent Pratt Hotel Corporation.

Robert P. Rozek has been Senior Vice President and Chief Financial Officer since June 2006. Prior to joining our Company, Mr. Rozek was an executive with Eastman Kodak Company from June 2001 until June 2006, and most recently served as its Director and Vice President of Finance Operations and Vice President, Corporate Finance Group. Prior to joining Eastman Kodak Company, Mr. Rozek was a partner at PricewaterhouseCoopers LLP.

Scott D. Henry has been Senior Vice President, Finance of our Company since June 2006. He was Senior Vice President and Chief Financial Officer of our Company from September 2004 until June 2006. From May 2001 until September 2004, Mr. Henry was a Managing Director in the Telecommunications, Media and Technology Group at ABN AMRO Incorporated. From January 2000 to May 2001, he was a Managing Director in the Telecommunications Group at ING Barings in New York. Prior to joining ING Barings, Mr. Henry was a Managing Director in the Media, Entertainment and Communications Group at Prudential Securities and the head of Prudential’s Gaming and Leisure practice. Mr. Henry joined Prudential in March 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors to file reports of ownership of our Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company’s directors and executive officers that no other reports were required, the Company notes that all reports for the year 2006 were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program is directed by the Compensation Committee of the Board of Directors. In anticipation of our initial public offering in late 2004, the members of the Compensation Committee at that time undertook a comprehensive review of total compensation of executives among 16 companies in the gaming industry. In conjunction with this review, the Compensation Committee developed a new compensation philosophy, objectives and structure for total compensation for our executive officers, all of whom are named in the Summary Compensation Table (collectively, the “Executive Officers”). We engaged a nationally recognized compensation consulting firm to conduct the analysis and provide independent insights regarding executive compensation. With this firm’s assistance, we developed a philosophy and structure for Executive Officer total compensation reflecting four primary objectives:

•	Appropriate orientation. The total compensation package should be oriented toward variable and longer term elements (i.e. annual and long-term incentives and equity awards) as opposed to base salary. This mix of compensation elements is consistent with and supports the Company’s business strategy and direction, focusing on long-term growth and expansion globally. In addition, this mix of compensation elements is consistent with gaming industry practice, further enhancing the Company’s ability to attract and retain needed industry talent to support this growth.

•	Competitive package and levels. The total compensation package and levels for Executive Officers should be competitive with the external marketplace. Competitive compensation levels are critical to attracting and retaining key executive talent. Through the compensation review, competitive pay levels were established for the Executive Officers relative to gaming industry peers on a size-adjusted basis. Further, the total compensation package was designed to be scalable so that Executive Officer compensation levels and incentive opportunities will be commensurate with the Company’s growth and reflect its financial performance.

•	Performance-based. A majority of total compensation for Executive Officers should be based on Company results achieved relative to predetermined performance objectives. In addition, compensation opportunities should reflect the Company’s high level of relative performance achieved. We believe Earnings Before Interest, Taxes, Depreciation, Amortization and Rents (“EBITDAR”) has a positive correlation with long-term stock price appreciation. As such, incentive and performance-based equity opportunities for Executive Officers were initially structured to deliver compensation at the level of the 75th percentile of the market, contingent on the Company’s achievement of aggressive EBITDAR-based objectives.

•	Stockholder-aligned. Equity awards should represent a significant portion of total compensation. Senior executives already hold significant ownership in the Company. Consistent with the Company’s philosophy, equity should represent a significant ongoing portion of compensation for Executive Officers and will serve as an important link between management and stockholder interests. Through the Company’s 2004 Equity Award Plan, Executive Officers will receive a balance of stock options and restricted stock, initially targeted to deliver 75th percentile compensation levels if performance objectives are met.

By focusing on the variable, performance-based elements of compensation, a large portion of total compensation for Executive Officers will vary directly based upon the Company’s financial performance.

Elements of Executive Officer Compensation

Employment Agreements

In 2004, in connection with our initial public offering, we entered into employment agreements with Messrs. Adelson, Weidner, Stone, Goldstein and Henry and in 2006 we entered into an employment agreement with Mr. Rozek. The total compensation package for our Executive Officers is included in these employment agreements and reflects our compensation philosophy and objectives. The major elements of Executive Officer compensation and details regarding how each component was determined are described below.

Base Salary

Base salary levels for Executive Officers are determined based on the individual experience, responsibilities and tenure of each executive, and are assessed relative to market levels. In the gaming industry, market-competitive levels of base salary for senior executive positions often exceed $1 million, and historically Messrs. Adelson, Weidner and Stone have earned base salaries in excess of this amount. However, beginning in 2005, consistent with our compensation philosophy and in order to maximize the tax deductibility of compensation, we limited annual base salaries for our Executive Officers to $1 million. The employment agreements include a performance-based incentive opportunity for those Executive Officers impacted by this limit. Mr. Rozek’s employment agreement provides that his base salary will increase upon the Company’s attainment of predetermined annual EBITDAR-based targets, with additional increases to be determined by the Compensation Committee in its sole discretion.

Short-term Incentives

Our Executive Officers are eligible for annual performance-based cash incentives under the Company’s Executive Cash Incentive Plan, which was created to establish a program of annual incentive compensation awards for designated officers and other key executives that is directly related to our performance results.

Executives Officers are eligible for two types of annual performance-based incentive opportunities, a base bonus and an annual bonus.

•	Base bonus. Messrs. Adelson, Weidner, Stone, Goldstein and Henry are eligible for cash incentive bonuses earned and payable quarterly primarily subject to the Company’s attainment of predetermined EBITDAR-based performance targets. Base bonus payments may range from $0 (if the Company does not achieve predetermined EBITDAR performance target) to a defined maximum opportunity specific to each Executive Officer. Base bonus opportunities are subject to future increases as the Company achieves higher annualized six-month EBITDAR levels.

•	Annual bonus. Our Executive Officers are eligible for annual cash incentive bonuses contingent on the Company’s achievement of annual performance objectives that are primarily EBITDAR-based. Annual bonus payments may range from $0 (if the Company does not achieve 80% of the predetermined EBITDAR performance target) to a defined maximum opportunity specific to each Executive Officer (if the Company achieves 110% of the predetermined EBITDAR performance target). Annual bonus payments increase ratably if EBITDAR reaches 80% to 100% of the predetermined EBITDAR target. Annual bonus opportunities are subject to future increases as the Company achieves higher annualized six-month EBITDAR levels. Annual bonuses, if earned, typically are paid early in the year following the year to which the payment relates.

EBITDAR-based performance targets are established annually by the Compensation Committee following consultation with our senior management. The Compensation Committee establishes different EBITDAR-based performance targets for the base bonus and the annual bonus. Each year’s target represents the EBITDAR level that must be achieved in order for our Executive Officers to receive 100% of their target base bonus, if applicable, or their target annual bonus. In determining the 2006 annual EBITDAR-based targets, the Compensation Committee’s goal was to set an aggressive objective based on its review of the annual budget information provided by management and the assumptions underlying the budget, including the Company’s development plans for the upcoming year. In making its determination, the Compensation Committee recognized the inherent difficulty of the task given the Company’s rapid expansion since its initial public offering, the unique nature of many of the Company’s development projects and the Company’s future growth plans. The Compensation Committee believed that the achievement of the 2006 performance targets required management to perform at a high level to earn the target bonus payments.

The target base bonus and annual bonus opportunities for each Executive Officer are described in his employment agreement. The entire annual bonus payable to Messrs. Adelson, Weidner, Stone, Goldstein and Henry is subject to the Company’s achievement of the targeted financial performance objectives. One-half of Mr. Rozek’s annual bonus opportunity is based on the achievement of these targets and the other half is based on his attainment of individual performance criteria that are established annually by the Compensation Committee. Generally, the targeted bonus opportunities for Executive Officers were initially structured to deliver approximately

75th percentile total cash compensation (base salary plus incentives) upon achieving targeted EBITDAR-based performance level.

In 2006, the Company achieved 100% of the predetermined EBITDAR-based performance target relating to the base bonus and 110% of the predetermined EBITDAR-based performance target relating to the annual bonus. The base bonuses and annual bonuses paid to our Executive Officers for 2006 performance are included in the Summary Compensation Table. For more information about base bonus and annual bonus incentive awards, see “Executive Compensation and Other Information — Employment Agreements.”

Long-term Incentives (Equity Awards)

Our Executive Officers are eligible for long-term, equity incentives under the Company’s 2004 Equity Award Plan, which is administered by the Compensation Committee and was created to give us a competitive edge in attracting, retaining and motivating employees and to enable us to provide incentives directly related to increases in our stockholder value. The equity incentive award levels were initially structured to deliver approximately 75th percentile total compensation (base salary plus annual and long-term incentives) if targeted levels of financial performance are achieved.

Each Executive Officer’s employment agreement identifies the targeted total grant value of his equity incentive awards. The targeted total grant value of each Executive Officer’s equity incentive award is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels. See “— Executive Compensation Related Policies and Practices — Stock Option and Restricted Stock Grant Practices” below for additional information about our equity incentive awards.

The equity incentive awards under our Executive Officers’ employment agreements are split into two equal components:

•	Nonqualified stock options. One half of the equity incentive award value is granted in the form of stock options in the year to which the grant relates. The number of stock options is determined based on an estimate of the grant date Black-Scholes value of the award. The stock options vest ratably over four years.

•	Performance-based restricted stock. One half of the equity incentive award value is granted as restricted stock early in the year following the year to which the grant relates, contingent upon attaining the targeted EBITDAR-based goals identified for the annual bonus in the prior year. The Compensation Committee establishes the EBITDAR-based performance target level that must be achieved in order for our Executive Officers to receive 100% of their target restricted stock awards. Under the employment agreements, this EBITDAR-based performance target must be substantially similar to the target established for the payment of the annual bonuses. The number of shares of restricted stock, if earned, is determined based on the fair market value of our Common Stock on the NYSE on the grant date. The restricted stock grants ratably vest over three years. For the reasons discussed above, the Compensation Committee believed that the achievement of the 2006 performance targets required management to perform at a high level to earn the target restricted stock awards.

In 2006, the Company achieved 100% of the predetermined EBITDAR-based performance target relating to the award of restricted stock. The restricted stock awards to our Executive Officers for 2006 performance are included in the discussion relating to the Grants of Plan-Based Awards Table. For more information about equity incentive awards, see “Executive Compensation and Other Information — Employment Agreements.”

Personal Benefits

Under their employment agreements, Mr. Adelson is entitled to be reimbursed up to $100,000, and Mr. Weidner is entitled to be reimbursed up to $50,000, annually for personal legal and financial planning fees and expenses. Mr. Adelson also is entitled during the term of his employment to the full-time and exclusive use of an automobile and a driver of his choice and security services for himself, his spouse and minor children. For more information, see footnote (4) to the Summary Compensation Table under “Executive Officer Compensation and Other Information.”

Our Executive Officers also participate in a group supplemental medical insurance program available only to certain of our senior officers. Our Executive Officers, as well as certain other employees, are also entitled to use workout facilities at the Canyon Ranch Spa at The Venetian Resort Hotel Casino and to receive dry cleaning services. Our Executive Officers are entitled to receive other employee benefits generally made available to our employees. In addition, on certain occasions, an Executive Officer’s spouse or other immediate family member has accompanied the Executive Officer on flights on aircraft that we own or lease. For more information, see footnote (4) to the Summary Compensation Table under “Executive Officer Compensation and Other Information.”

Change in Control and Termination Payments

The employment agreements with our Executive Officers and the 2004 Equity Award Plan provide for specified benefits under certain change in control and terminations of employment. We believe that these benefits help us secure the continued employment of the Executive Officers and are important as recruitment devices, as many of the companies with which we compete for executive talent have similar protections in place for their executive officers. These provisions are described below under “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations Relating to Executive Compensation

Section 162(m) of the Internal Revenue Code

The Compensation Committee’s general policy is that compensation should qualify to be tax deductible to the Company for federal income tax purposes. Under Section 162(m) of the Internal Revenue Code (the “Code”), compensation paid to certain members of senior management in excess of $1 million per year is not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). Compensation is generally “performance-based” if it is determined using pre-established objective formulas and criteria approved by stockholders. The compensation awards under our Executive Cash Incentive Plan are designed to be tax deductible to us under either the performance-based compensation exception to Section 162(m) or the transitional rules applicable to us following our initial public offering. The maximum amount payable to a participant under the Executive Cash Incentive Plan in respect of an annual bonus award that is intended to qualify for the performance-based compensation exception to Section 162(m) is $10.0 million.

The Compensation Committee believes that mathematical formulas cannot always anticipate and fairly address every situation that might arise. The Compensation Committee therefore retains the authority to adjust compensation in the case of unexpected, unusual or non-recurring events, even if this results in the payment of non-deductible compensation or to otherwise award or pay non-deductible compensation if the Committee deems it in the best interests of the Company and its stockholders to do so.

Sections 280G and 4999 of the Code (“Golden Parachute Payments”)

If any payment to an Executive Officer pursuant to his employment agreement is subject to the excise tax imposed by Section 4999 of the Code, the payments to the Executive Officer that are considered “parachute payments” will be limited to the greatest amount which can be paid under Section 280G without causing any loss of deduction to the Company but only if, by reason of such reduction, the net after tax benefit to the Executive Officer (as defined in his employment agreement) exceeds the net after tax benefit if the reduction were not made.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based compensation under our 2004 Equity Award Plan in accordance with the requirements of Statement of Financial Accounting Standards No. 123R.

Deferred Compensation

The Las Vegas Sands Corp. Deferred Compensation Plan was created to provide benefits to non-employee directors and a select group of management or highly paid employees to be selected by our Compensation Committee. All non-employee directors are eligible to participate in the Deferred Compensation Plan. The Deferred

Compensation Plan allows participating employees to defer payment of their base salary and/or bonus and non-employee directors to defer payment of director fees. There are currently no participants in the Deferred Compensation Plan.

Executive Compensation Related Policies and Practices

Policies Regarding Stock Ownership and Hedging the Economic Risk of Stock Ownership

The Company believes that the number of shares of the Company’s Common Stock owned by each Executive Officer is a personal decision and encourages stock ownership, including through the compensation policies applicable to its Executive Officers. Accordingly the Company has not adopted a policy requiring its Executive Officers to hold a portion of their stock during their employment at the Company.

Under our securities trading policy, our officers, directors and employees are not permitted to purchase our Common Stock on margin, sell our Common Stock short or buy or sell puts, calls or other derivative instruments relating to our Common Stock. Although we discourage speculative hedging transactions, we do permit long-term hedging transactions that are designed to protect an individual’s investment in our Common Stock provided that the hedge is for at least six months in duration and relates to stock or options held by the individual.

Stock Option and Restricted Stock Grant Practices

The employment agreements for our Executive Officers provide that grants of stock options are to be made by March 15 of the year to which the grant relates. Grants of restricted stock are to be made by March 15 following the year to which the award relates, provided that the performance goals for such prior year have been achieved.

Grants of stock options and restricted stock under our 2004 Equity Award Plan are approved by the Compensation Committee’s Performance Subcommittee. Each of the members of the Performance Subcommittee is an independent director. All stock option grants to our Executive Officers under their employment agreements are approved on the grant date. The exercise price of all stock options is equal to the fair market value of our Common Stock on the grant date. On February 5, 2007, we amended the definition of fair market value in our 2004 Equity Award Plan to be the closing price of our Common Stock on the NYSE on the grant date. Prior to the amendment, fair market value was defined as the average of the high and low sale prices of our Common Stock on the NYSE on the trading day prior to the grant date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Charles D. Forman, Chair
Irwin Chafetz
Michael A. Leven
James L. Purcell

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information regarding 2006 compensation for our Chief Executive Officer, Chief Financial Officer, each of our other three highest paid executive officers for the year ended December 31, 2006 and our former chief financial officer (collectively, the “Executive Officers”).

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and			Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Principal Position	Year	Salary ($)	($)	($)	($)	($)	($)

Sheldon G. Adelson	2006	$1,000,000	—	$293,301	$4,400,000	$151,469	$5,844,770
Chairman of the Board, Chief Executive Officer and Treasurer
William P. Weidner	2006	$1,000,000	$333,333	$554,260	$3,503,200	$7,018	$5,397,811
President and Chief Operating Officer
Bradley H. Stone	2006	$1,000,000	$291,667	$484,980	$2,505,000	$17,561	$4,299,208
Executive Vice President
Robert G. Goldstein	2006	$965,000	$250,000	$415,696	$2,144,000	$25,198	$3,799,894
Senior Vice President
Robert P. Rozek(5)	2006	$328,604	—	$160,008	$440,219	$86,236	$1,015,067
Senior Vice President and Chief Financial Officer
Scott D. Henry(6)	2006	$500,000	$83,333	$138,564	$1,041,000	$14,732	$1,777,629
Senior Vice President, Finance (and former Chief Financial Officer)

(1)	The amounts in this column are the amounts of compensation cost recognized for financial statement purposes in respect of the fiscal year ended December 31, 2006 in accordance with FAS 123R. In January 2006, Mr. Adelson waived his right to receive the restricted stock grant relating to 2005 performance to which he was entitled under his employment agreement. Assumptions used in the calculation of these amounts are reflected in Note 12 to the consolidated financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(2)	The amounts in this column are the amounts of compensation cost recognized for financial statement purposes in respect of the fiscal year ended December 31, 2006 in accordance with FAS 123R. In January 2006, Mr. Adelson waived his right to receive the stock option grant relating to 2006 performance to which he was entitled under his employment agreement. The amount for Mr. Adelson reflects the amount of compensation cost recognized in 2006 in connection with the stock option award he received in December 2004 under his employment agreement. Assumptions used in the calculation of these amounts are reflected in Note 12 to the consolidated financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(3)	Reflects payments of the base bonus to Messrs. Adelson, Weidner, Stone, Goldstein and Henry of $1,000,000, $732,000, $402,000, $278,600 and $170,000, respectively. Reflects annual bonus payments to Messrs. Adelson, Weidner, Stone, Goldstein, Rozek and Henry of $3,400,000, $2,771,200, $2,103,000, $1,865,400, $440,219 and $871,000, respectively, based upon the Company’s achievement of 110% of the predetermined EBITDAR-based performance target. The base bonus payments relating to the fourth quarter of 2006 were paid in January 2007. The annual bonus payments were made in January 2007 and relate to performance during 2006.

(4)	Amounts included in “All Other Compensation” are detailed in the following table.

All Other Compensation

		Life and
	401(k) Plan	Disability	Health Care
Named Executive Officer	($)(i)	Insurance ($)(ii)	Insurance ($)(iii)	Other ($)(iv)(v)	Total ($)

Sheldon G. Adelson(vi)	—	—	$13,797	$137,672	$151,469
William P. Weidner	$5,890	$827	$301	—	$7,018
Bradley H. Stone	$5,890	$827	$10,844	—	$17,561
Robert G. Goldstein	$5,890	$827	$18,481	—	$25,198
Robert P. Rozek	—	$207	—	$86,029	$86,236
Scott D. Henry	$5,890	$827	$8,015	—	$14,732

(i)	Amounts listed are matching contributions made under The Venetian Casino Resort, LLC 401(k) Plan, which is a tax-qualified defined contribution plan that is generally available to our eligible employees.

(ii)	Amounts imputed as income in connection with our payment in the applicable year of a premium on (a) group term life insurance, the insurance coverage being equal to two times base salary, up to a maximum of $500,000 and (b) short-term disability insurance. A lower amount of group term life insurance is generally available to all salaried employees. Short-term disability insurance is also generally available to all salaried employees.

(iii)	During 2006, the Executive Officers participated in a group supplemental medical insurance program available only to certain of our senior officers. The supplemental insurance coverage is in excess of that coverage provided by our group medical plan. The amounts in the table represent premiums, administration fees and claims paid for 2006.

(iv)	Consists of reimbursement of (a) professional fees of $100,000 and the costs of an automobile and driver to Mr. Adelson pursuant to the terms of his employment agreement and (b) moving and other relocation costs to Mr. Rozek pursuant to the terms of his employment agreement and the Company’s relocation policy.

(v)	Our Executive Officers, as well as certain other employees, are also entitled to use workout facilities at the Canyon Ranch Spa at The Venetian Resort Hotel Casino and to receive dry cleaning services. In addition, on certain occasions, an Executive Officer’s spouse or other immediate family member has accompanied the Executive Officer on flights on aircraft that we own or lease. There is no incremental cost to the Company for either of these benefits.

(vi)	Mr. Adelson reimburses the Company for the portion of the Company’s cost to provide security to Mr. Adelson and his immediate family which the Company has determined to be the personal value to him as opposed to a business expense for the Company. Accordingly, Mr. Adelson did not receive personal compensation for security and no personal compensation related to security is shown in the table. For additional information, see ‘‘Certain Transactions — Transactions with Our Principal Stockholder and His Family.”

(5)	Mr. Rozek joined the Company in June 2006.

(6)	Mr. Henry, our current Senior Vice President, Finance, ceased to serve as our Chief Financial Officer in June 2006.

2006 Grants of Plan-Based Awards

The following table presents information on potential payment opportunities in respect of 2006 performance under our Executive Cash Incentive Plan and equity awards granted during 2006 under our 2004 Equity Award Plan.

					All Other	All Other
					Stock	Option
					Awards:	Awards:			Grant Date
		Estimated Possible Payouts			Number of	Number of	Exercise or	Closing	Fair Value of
		Under Non-Equity			Shares of	Securities	Base Price	Price on	Stock and
		Incentive Plan Awards(1)			Stock or	Underlying	of Option	Date of	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards(2)	Grant(2)	Awards(3)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($)

Sheldon G. Adelson
Base bonus		—	$560,000	$1,260,000
Annual bonus		—	$1,589,500	$4,068,000
William P. Weidner	1/11/06					71,006	$42.59	$47.32	$1,200,000
	1/11/06				23,479				$999,971
Base bonus		—	$352,000	$952,000
Annual bonus		—	$1,297,600	$3,318,400
Bradley H. Stone	1/11/06					62,130	$42.59	$47.32	$1,050,000
	1/11/06				20,544				$874,949
Base bonus		—	$92,000	$582,000
Annual bonus		—	$984,000	$2,531,200
Robert G. Goldstein	1/11/06					53,254	$42.59	$47.32	$900,000
	1/11/06				17,609				$749,967
Base bonus		—	$38,600	$438,600
Annual bonus		—	$814,520	$2,245,760
Robert P. Rozek(4)	6/08/06					40,000	$67.67	$65.88	$1,097,200
Annual bonus		—	$201,767	$553,096
Scott D. Henry	1/11/06					17,751	$42.59	$47.32	$300,000
	1/11/06				5,869				$249,961
Base bonus		—	$20,000	$270,000
Annual bonus		—	$403,000	$1,078,000

(1)	The amounts shown in these columns represent a range of potential incentive payment opportunities for 2006 based on certain specified annualized EBITDAR assumptions under the Executive Officers’ employment agreements and our Executive Cash Incentive Plan. Threshold amounts are not included in the table because, in accordance with their employment agreements, Messrs. Adelson, Weidner, Stone, Goldstein and Henry do not receive base bonus payments unless the Company achieves the 2006 base bonus EBITDAR performance target. The Executive Officers do not receive annual bonus payments unless the Company achieves at least 80% of the 2006 annual bonus EBITDAR performance target and, in the case of Mr. Rozek, his attainment of individual performance criteria. The target and maximum base bonus and annual bonus opportunities vary based on the Company’s performance in relation to predetermined performance targets. See the discussion below under “— Employment Agreements, ” as well as “Compensation Discussion and Analysis — Elements of Executive Officer Compensation — Short-term Incentives” for more information regarding base bonus and annual bonus incentive awards.

(2)	Pursuant to the terms of our 2004 Equity Award Plan in effect on the January 11, 2006 and June 8, 2006 dates of grant, the exercise prices of the stock options were determined as the average of the highest and lowest sale prices on the NYSE on the date preceding the applicable date of grant. The 2004 Equity Award Plan was amended in February 2007 to provide that the exercise price of stock options would be the closing sale price on the NYSE on the date of grant.

(3)	Calculated based on the aggregate grant date fair value computed in accordance with FAS 123R.

(4)	Mr. Rozek joined the Company on June 8, 2006. The annual bonus amounts shown above are pro-rated accordingly. The estimated maximum possible payout amount also assumes that Mr. Rozek achieves his individual performance goals set forth in his employment agreement. Mr. Rozek’s employment agreement does not provide for base bonus payments.

The January 11, 2006 grants of restricted stock shown in the table above are grants in respect of 2005 performance. On March 30, 2007, the Company granted Messrs. Weidner, Stone, Goldstein, Rozek and Henry restricted stock in respect of 2006 performance of 13,855 shares, 12,123 shares, 10,391 shares, 3,463 shares and 1,642 shares respectively. Under his employment agreement, Mr. Adelson was entitled to receive a restricted stock grant of 25,827 shares in respect of 2005 performance and a restricted stock grant of 15,298 shares in respect of 2006 performance. Mr. Adelson waived his right to receive both of these restricted stock grants.

The January 11, 2006 grants of stock options shown in the table above are grants in respect of 2006 performance. Under his employment agreement, Mr. Adelson was entitled to receive a grant of 45,402 stock options in respect of 2006 performance. Mr. Adelson waived his right to receive this stock option grant.

Employment Agreements

The Employment Agreements provide for the payment of base salary, cash incentive bonuses and equity incentive awards in amounts that are determined as described below.

Base salary.  The employment agreements for Messrs. Adelson, Weidner, Stone, Goldstein, Rozek and Henry provide for annual base salaries of $1,000,000, $1,000,000, $1,000,000, $965,000, $500,000 and $500,000, respectively. Mr. Rozek’s base salary is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels.

Base bonus.  The employment agreements for Messrs. Adelson, Weidner, Stone, Goldstein and Henry provide for target base bonus payments to be earned and payable quarterly, primarily subject to the Company’s attainment of predetermined EBITDAR-based performance targets. The target base bonuses for 2005 were $500,000, $300,000, $50,000, $0 and $0, respectively. Commencing with 2006 and for each year during the term of the Executive Officer’s employment, the target annual base bonus increases automatically by at least four percent (4%) of the sum of (x) the Executive Officer’s base salary for the immediately preceding year plus (y) the base bonus paid to the Executive Officer with respect to the immediately preceding year. In addition, the target annual base bonus opportunity is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels.

Annual bonus.  The employment agreements for our Executive Officers provide for target annual bonus payments contingent on the Company’s achievement of annual performance objectives that are primarily EBITDAR-based. The amount of the annual bonus is equal to a percentage of the sum of (x) the Executive Officer’s base salary for the year plus (y) the base bonus paid to the Executive Officer for the year. Annual bonus payments may range from $0 (if the Company does not achieve 80% of the predetermined EBITDAR performance target) to a defined maximum opportunity specific to each Executive Officer (if the Company achieves 110% of the predetermined EBITDAR performance target). Annual bonus payments increase ratably if EBITDAR reaches 80% to 100% of the predetermined EBITDAR target. The target and maximum annual bonus opportunities as a percentage of base salary and base bonus for our Executive Officers are: Mr. Adelson, 80% and 160%; Mr. Weidner, 75% and 150%; Mr. Stone, 70% and 140%; Mr. Goldstein, 65% and 130%; Mr. Rozek, 60% and 120%; and Mr. Henry, 60% and 120%. Each Executive Officer’s target and maximum annual bonus opportunity as a percentage of base salary and base bonus is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels. The entire annual bonus payable to Messrs. Adelson, Weidner, Stone, Goldstein and Henry is subject to the Company’s achievement of the targeted financial performance objectives. One-half of Mr. Rozek’s annual bonus opportunity is based on the achievement of these financial performance objectives and the other half is based on his attainment of individual performance criteria that are established annually by the Compensation Committee.

Equity incentive awards.  Each Executive Officer’s employment agreement identifies the targeted total grant value of his equity incentive awards. The target total grant value of the equity incentive awards for 2005 for Messrs. Adelson, Weidner, Stone, Goldstein and Henry were $2,200,000, $2,000,000, $1,750,000, $1,500,000 and $500,000, respectively. Mr. Rozek joined the Company in 2006. He received a grant of 40,000 stock options for 2006 and his target total grant value for restricted stock awards for 2006 was $250,000. The targeted total grant value of each Executive Officer’s equity incentive award is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels.

For additional information about the employment agreements, see “Compensation Discussion and Analysis — Elements of Executive Officer Compensation — Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information concerning stock options and shares of restricted stock held by the Executive Officers at December 31, 2006.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares or
	Underlying	Underlying		Option		Units of Stock		Units of Stock
	Unexercised	Unexercised		Exercise	Option	That Have		That Have
	Options	Options		Price	Expiration	Not Vested		Not Vested(5)
Name	(#) Exercisable	(#) Unexercisable		($)	Date	(#)		($)

Sheldon G. Adelson	22,960	68,883	(1)	$29.00	12/15/2014

William P. Weidner	20,873	62,620	(1)	$29.00	12/15/2014

	0	71,006	(3)	$42.59	1/10/2016

						23,479	(4)	$2,100,901

Bradley H. Stone	18,264	54,793	(1)	$29.00	12/15/2014

	0	62,130	(3)	$42.59	1/10/2016

						20,544	(4)	$1,838,277

Robert G. Goldstein	15,655	46,965	(1)	$29.00	12/15/2014

	0	53,254	(3)	$42.59	1/10/2016

						17,609	(4)	$1,575,653

Robert P. Rozek	0	40,000	(2)	$67.67	6/07/2016

Scott D. Henry	218	15,655	(1)	$29.00	12/15/2014

	0	17,751	(3)	$42.59	1/10/2016

						5,869	(4)	$525,158

(1)	The stock option grant vests in four equal installments on January 1, 2006, January 1, 2007, January 1, 2008 and January 1, 2009.

(2)	The stock option grant vests in four equal installments on June 8, 2007, June 8, 2008, June 8, 2009 and June 8, 2010.

(3)	The stock option grants in four equal installments on January 1, 2007, January 1, 2008, January 1, 2009 and January 1, 2010.

(4)	The restricted stock award vests three equal installments on January 1, 2007, 2008 and 2009.

(5)	Market value is determined based on the closing price of our Common Stock of $89.48 on December 29, 2006 as reported on the NYSE and equals the closing price multiplied by the number of shares underlying the grants.

Option Exercises and Stock Vested in 2006

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock awards by the Executive Officers during 2006.

Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized
	Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Sheldon G. Adelson	—	—	—	—
William P. Weidner	—	—	—	—
Bradley H. Stone	—	—	—	—
Robert G. Goldstein	—	—	—	—
Robert P. Rozek	—	—	—	—
Scott D. Henry	5,000	$195,010	—	—

Potential Payments Upon Termination or Change in Control

Employment Agreements

The employment agreements for our Executive Officers provide for payments and the continuation of benefits upon certain terminations of employment or if there is a change in control of the Company.

In the event of a termination of employment of an Executive Officers for cause (as defined in the applicable employment agreement) or a voluntary termination by an Executive Officer (other than for good reason), all salary and benefits for the Executive Officer will immediately cease (subject to any requirements of law).

In the event of a termination of employment of an Executive Officers by us without cause or a voluntary termination by an Executive Officer for good reason (as defined in the applicable employment agreement) other than during the two year period following a change in control (as defined in the 2004 Equity Award Plan), we will be obligated to pay or provide the Executive Officer with:

•	his salary and base bonus, if applicable, for the remainder of the term of his employment agreement or, if the Executive Officer becomes employed elsewhere, the difference, if any, between 50% of the salary and bonus compensation earned in such other employment and the salary and base bonus, if applicable, payable under his employment agreement with us;

•	a pro rata annual bonus for the year of termination of employment at the time the bonus would normally be paid;

•	full vesting of all unvested options and restricted stock outstanding on the date of termination of employment; and

•	continued health and welfare benefits for the remainder of the term of the employment agreement (or, if earlier, until the Executive Officer receives health and welfare coverage from a subsequent employer).

In the event of a termination of employment of an Executive Officer by us without cause or a termination by an Executive Officer for good reason within the two-year period following a change in control (or in the case of Mr. Adelson, a voluntary termination at any time during the one-year period following a change in control), we will be obligated to pay or provide the Executive Officer with:

•	a lump sum payment of two times his salary plus, if applicable, base bonus for the year of termination of employment;

•	full vesting of all unvested options and restricted stock awards outstanding on the date of termination of employment;

•	a pro rata annual bonus for the year of termination of employment; and

•	continued health and welfare benefits for two years following termination (or, if earlier, until the Executive Officer receives health and welfare coverage from a subsequent employer).

In the case of a termination of employment of an Executive Officer due to his death or disability (as defined in the applicable employment agreement), the Executive Officer (or his estate) will be entitled to receive:

•	continued payments of salary and, if applicable, base bonus, less any applicable disability short term insurance payments, for a period of twelve months following the date of termination of employment;

•	accelerated vesting of options and restricted stock awards such that all such options and awards that would have vested during the twelve month period following the date of termination will become vested as of the date of termination of employment; and

•	a pro rata annual bonus payable at the time the bonus would normally be paid.

If an Executive Officer terminates his employment on or after the last day of a fiscal year but before the actual grant date of the restricted stock award for that fiscal year, he will be granted a fully vested award for that fiscal year on the date the award would have otherwise been made (and subject to the applicable performance target being achieved) equal to the number of shares he would have been awarded multiplied by the following applicable percentage:

•	0% if the termination was for cause or a voluntary termination (other than for good reason or retirement);

•	33 1/3% if the termination was due to death or disability; and

•	100% if the termination is by us without cause or by the executive for good reason or due to retirement.

All payments under the employment agreements in connection with a termination of employment are subject to the Executive Officer’s agreement to release the Company from all claims relating to his employment and the termination of his employment. In addition, the Executive Officers are subject to covenants restricting their ability to compete with the Company or to hire Company employees for a specified period following termination of employment.

2004 Equity Award Plan

In the event of a change in control (as defined in the 2004 Equity Award Plan) if our Compensation Committee so determines:

•	all outstanding options and equity (other than performance compensation awards) issued under the 2004 Equity Award Plan shall fully vest; and

•	outstanding awards may be cancelled and the value of the awards paid to the participants in connection with a change in control.

In addition, performance compensation awards shall vest based on the level of attainment of the performance goals as determined by the Compensation Committee.

Potential Payments/Benefits Upon Termination of Employment

The table below sets forth information about the potential payments and benefits our Executive Officers may receive under their employment agreements upon the termination of their employment with the Company.

The table assumes that:

•	the termination of employment occurred on December 31, 2006;

•	the Executive Officer did not become employed by a subsequent employer and

•	equity awards vest fully upon a change in control.

			Acceleration	Continued
Name	Cash Payments	Equity Grant(1)	of Vesting(2)	Health Benefits

Sheldon G. Adelson
-Without Cause/ For Good Reason	$6,685,833	$1,325,000	$4,165,998	$30,000
-Change in Control	$6,299,000	$1,325,000	$4,165,998	$20,000
-Death/Disability	$2,260,000	$441,667	$1,388,666	—
William P. Weidner
-Without Cause/ For Good Reason	$5,774,667	$3,300,901	$7,116,714	$30,000
-Change in Control	$5,299,200	$3,300,901	$7,116,714	$20,000
-Death/Disability	$1,952,000	$1,100,270	$2,094,782	—
Bradley H. Stone
-Without Cause/ For Good Reason	$4,680,083	$2,888,277	$6,227,141	$30,000
-Change in Control	$4,152,000	$2,888,277	$6,227,141	$20,000
-Death/Disability	$1,582,000	$962,759	$1,832,941	—
Robert G. Goldstein
-Without Cause/ For Good Reason	$4,152,317	$2,475,653	$5,337,523	$30,000
-Change in Control	$3,636,240	$2,475,653	$5,337,523	$20,000
-Death/Disability	$1,403,600	$825,158	$1,571,084	—
Robert P. Rozek
-Without Cause/ For Good Reason	$2,100,000	$142,265	$872,400	$30,000
-Change in Control	$1,603,534	$142,265	$872,400	$20,000
-Death/Disability	$700,000	$47,422	$218,100	—
Scott D. Henry
-Without Cause/ For Good Reason	$545,417	$825,158	$1,779,144	$7,500
-Change in Control	$1,846,000	$825,158	$1,779,144	$20,000
-Death/Disability	$770,000	$275,023	$523,686	—

(1)	Reflects the grant of restricted stock for 2006 that is earned and vests pursuant to the applicable employment agreement.

(2)	Reflects (a) the value of vesting of restricted stock, based on the closing price of our Common Stock on December 29, 2006 (the last trading day of 2006) of $89.48 per share and (b) the value of vesting of options equal to the excess of (i) the closing price of our Common Stock on December 29, 2006 over (ii) the exercise price of the options.

DIRECTOR COMPENSATION

Each non-employee director receives an annual cash retainer of $50,000 and an annual grant of restricted stock equal in value to $50,000. The restricted stock is subject to a one year forfeiture period and may not be sold until the director retires from the Board (except to the extent necessary to cover taxes incurred as a result of the vesting of the restricted stock). In addition, each non-employee director receives a one time grant of options upon becoming a non-employee director with an aggregate value of $100,000 on the date of grant (based on the Black-Scholes option valuation model). The stock options vest in five equal installments on each of the first five anniversaries of the date of grant. Both the restricted stock grants and the options are granted to the directors pursuant to our 2004 Equity Award Plan. In 2006, Messrs. Chafetz, Forman, Leven, Purcell and Siegel each received 734 shares of restricted stock and Mr. Heyer received options to purchase 3,949 shares of Common Stock as his one-time option grant upon becoming a non-employee director.

We pay non-employee directors $1,500 for each meeting of the Board that they attend ($750 for telephonic meetings). We pay non-employee directors who are members of the Audit Committee or the Compensation Committee $1,000 for each committee meeting that they attend ($500 for telephonic meetings). We pay an annual retainer of $20,000 to the chairperson of the Audit Committee and an annual retainer of $5,000 to the chairperson of the Compensation Committee. The cash compensation payments may be deferred by directors into a deferred compensation plan that we have established. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. As a retired partner of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Mr. Purcell is obligated to turn over to his former law firm all consideration he receives as a director of our Company.

2006 Director Compensation Table

The following table describes the compensation arrangements with our non-employee directors for 2006.

	Fees Earned or Paid
	in Cash	Stock Awards(1)	Option Awards(2)	Total
Name	($)	($)	($)	($)

Irwin Chafetz	$64,750	$50,000	$20,000	$134,750
Charles D. Forman	$72,250	$50,000	$21,341	$143,591
Andrew R. Heyer	$17,000	—	$6,667	$23,667
Michael A. Leven	$70,500	$50,000	$21,341	$141,841
James L. Purcell	$72,000	$50,000	$21,341	$143,341
Irwin A. Siegel	$87,000	$50,000	$20,000	$157,000

(1)	The amounts in this column are the amounts of compensation cost recognized for financial statement purposes during the fiscal year ended December 31, 2006 related to stock awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). Assumptions used in the calculation of these amounts are reflected in Note 12 to the consolidated financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007. During the year ended December 31, 2006, Messrs. Chafetz, Forman, Leven, Purcell and Siegel each received shares of restricted stock with a grant date value of $50,000. As of December 31, 2006, Messrs. Chafetz, Forman, Leven, Purcell and Siegel each held 2,082 shares of restricted stock, Mr. Purcell held 1,504 shares of restricted stock and Mr. Heyer held no shares of restricted stock. The restricted stock vests on the first anniversary of the date of grant.

(2)	The amounts in this column are the amounts of compensation cost recognized for financial statement purposes during the fiscal year ended December 31, 2006 related to stock option awards in accordance with FAS 123R. Assumptions used in the calculation of these amounts are reflected in Note 12 to the consolidated financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007. During the year ended December 31, 2006, Mr. Heyer received stock options with a grant date value of $100,000. As of December 31, 2006, Messrs. Chafetz, Forman, Heyer, Leven, Purcell and Siegel held options to acquire 4,970, 8,349, 3,949, 8,349, 8,349 and 5,100 shares of our Common Stock, respectively. The stock options vest in five equal installments on each of the first five anniversaries of the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information with respect to our 2004 Equity Award Plan as of December 31, 2006.

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected in
Plan Category	and Rights	and Rights ($)	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	4,575,502	45.61	21,436,738
Equity compensation plans not approved by security holders	—	—	—
Total	4,575,502	45.61	21,436,738

(1)	Our 2004 Equity Award Plan was approved by our stockholders prior to our initial public offering.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board currently consists of Irwin A. Siegel (Chair), Andrew R. Heyer and James L. Purcell. The Board has determined that Messrs. Siegel, Heyer and Purcell meet the current independence and experience requirements of the NYSE’s listing standards. In addition, the Board has determined that Mr. Siegel qualifies as audit committee financial expert.

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting system. Amongst its various activities, the Audit Committee reviews:

1.	The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

2.	The independence and performance of the Company’s internal auditors; and

3.	The Company’s compliance with legal and regulatory requirements.

The Audit Committee meets regularly in open sessions with the Company’s management, independent registered public accounting firm and internal auditors to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee meets regularly in closed sessions with the Company’s management, independent registered public accounting firm and internal auditors to review the foregoing matters. The Audit Committee selects the Company’s independent registered public accounting firm, and periodically reviews their performance and independence from management.

The Audit Committee reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with PricewaterhouseCoopers LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee has received and discussed with PricewaterhouseCoopers LLP the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Pursuant to its charter, the Audit Committee performs an annual self-assessment. For 2006, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Respectfully submitted,

Irwin A. Siegel, Chairman
Andrew R. Heyer
James L. Purcell

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees paid or payable to our independent registered public accounting firm in 2005 and 2006 for audit and non-audit services as well as the percentage of these services approved by our Audit Committee:

			% of Services
			Approved by Audit
	2005	2006	Committee

Audit Fees	$2,810,086	$2,797,446	100%
Audit Related Fees	$91,816	$215,144	100%
Tax Fees	$172,260	$127,384	100%
All Other Fees	$3,900	$63,162	100%

The category of “Audit Fees” includes fees for our annual audit and quarterly reviews, as well as audit related accounting consultations and work related to equity, debt and other securities offerings.

The category of “Audit Related Fees” includes non-audit related accounting consultations, services related to pension and benefit plans and other special reports.

The category of “Tax Fees” includes tax consultation and planning fees and tax compliance services.

The category of “All Other Fees” includes license fees for an accounting literature research database and a software application to electronically manage internal audit information and working papers.

The 2005 amounts for Audit Fees, Audit Related Fees and All Other Fees included in the Company’s Proxy Statement, dated April 28, 2006, were increased by $201,300, $57,918 and $3,900, respectively, to reflect the final fees related to the 2005 period.

Pre-Approval Policies and Procedures

Our Audit Committee Charter contains our policies related to pre-approval of services provided by the independent registered public accounting firm. The Audit Committee, or one of its members if such authority is delegated by the Audit Committee, has the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services provided by the independent registered public accounting firm and (b) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Act and, in connection therewith, to approve all fees and other terms of engagement.

The Audit Committee has adopted the following guidelines regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company. For audit services (including audits of the Company’s employee benefit plan), the independent registered public accounting firm will provide the Audit Committee with an engagement letter each year prior to or contemporaneously with commencement of the audit services outlining the scope of the audit services proposed to be performed during the fiscal year. Generally a separate engagement letter is also provided for each statutory audit for our foreign subsidiaries. If the terms of the engagement letters are agreed to by the Audit Committee, the engagement letters will be formally accepted. For tax services, the independent registered public accounting firm will provide the Audit Committee with a separate scope of the tax services proposed to be performed during the fiscal year and may also provide separate tax engagement letters for special projects for our foreign subsidiaries. If the terms of the tax engagement letters are agreed to by the Audit Committee, the tax engagement letters will be formally accepted. All other non-audit services will require pre-approval from the Board of Directors on a case-by-case basis.

If the pre-approval authority is delegated to a member, the pre-approval must be presented to the Audit Committee at its next scheduled meeting.

CERTAIN TRANSACTIONS

Set forth below is a description of certain transactions with our Executive Officers and directors. Under its charter, the Audit Committee approves all related-party transactions required to be disclosed in our public filings and all transactions involving executive officers or directors of the Company that are required to be approved by the Audit Committee under the Company’s Code of Business Conduct and Ethics.

Transactions with Interface Group Holding Company, Inc.

Prior to our acquisition of Interface Group Holding Company, Inc. (“Interface Holding”), it was owned by Mr. Adelson, our principal stockholder. The following are certain transactions that our subsidiary, Las Vegas Sands, Inc. (currently known as Las Vegas Sands, LLC), had entered into with Interface Holding prior to its acquisition by Las Vegas Sands, Inc. on July 29, 2004.

Cooperation Agreement

Our business plan calls for each of The Venetian Resort-Hotel-Casino (“The Venetian”), The Congress Center, The Grand Canal Shops mall, The Sands Expo and Convention Center (“The Sands Expo Center”), The Palazzo Resort-Hotel-Casino (“The Palazzo”) and the Phase II mall to be integrally related parts of a single project. In order to establish terms for the integrated operation of these facilities, General Growth Properties, Venetian Casino Resort, LLC, Interface Group-Nevada, Inc., the owner of The Sands Expo Center, and Las Vegas Sands, LLC’s subsidiary, Lido Casino Resort, LLC, are parties to The Third Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of July 26, 2006, which we refer to as the cooperation agreement. The cooperation agreement sets forth agreements among the parties regarding, among other things, encroachments, easements, operating standards, maintenance requirements, insurance requirements, casualty and condemnation, joint marketing, the construction of The Palazzo and the sharing of certain facilities and costs relating thereto. No payments were made among affiliates under the cooperation agreement in 2006.

Administrative Services Agreement

Pursuant to an administrative services agreement among Las Vegas Sands, Inc., certain of its subsidiaries and Interface Operations, LLC, an entity that is controlled by our principal stockholder and unaffiliated with us (“Interface”), the parties have agreed to share ratably in the costs of, and under certain circumstances provide to one another, shared services, including legal services, accounting services, insurance administration, benefits administration, travel services and such other services as each party may request of the other. In addition, under this administrative services agreement, the parties have agreed to share ratably the costs of any shared office space. Prior to August 2004, Interface Holding and Interface Group-Nevada also were party to this agreement.

As of November 8, 2004, Las Vegas Sands, Inc. assigned the interests of Interface Holding and Interface Group-Nevada in this administrative services agreement to Interface for no consideration. Prior to the Interface Holding acquisition, Interface Holding and Interface Group-Nevada provided or arranged certain services for Las Vegas Sands, Inc. and its subsidiaries under the administrative services agreement. The services were provided by certain other entities controlled by Mr. Adelson. After Interface Holding and Interface Group-Nevada were acquired by Las Vegas Sands, Inc. and became subsidiaries of Las Vegas Sands, Inc., it was determined that the agreement should be assigned to another company controlled by Mr. Adelson so that the Las Vegas Sands entities would have a direct claim against the entity providing the services rather than against a subsidiary of Las Vegas Sands, Inc. The assignment did not change any of the terms of the administrative services agreement or what services are being provided.

Prior to January 1, 2005, under this services agreement, Las Vegas Sands, Inc. used a Gulfstream III aircraft, which was operated by an affiliate of our principal stockholder. The aircraft was used for the benefit of executive officers, including our principal stockholder, and for customers. (See “— Transactions Relating to Aircraft — Time Sharing Agreement” below for a description of the new Time Sharing Agreement relating to this aircraft.) Charge-backs to Las Vegas Sands, Inc. in connection with this use were based on certain actual costs to operate the aircraft allocated in accordance with the purpose for which the aircraft is used. In 2006, no payments were made by

Interface to Las Vegas Sands, LLC pursuant to this services agreement. Instead, the use of the Gulfstream III aircraft was governed by the time sharing agreement described below.

In addition, under the administrative services agreement, the Company and its subsidiaries paid approximately $4.3 million during 2006 to Interface Group-Massachusetts, LLC, a Massachusetts limited liability company that operates Interface Travel, a travel agency, for travel and travel related services. Interface Group-Massachusetts, LLC is controlled by entities for which our director Irwin Chafetz is a director and a 12.5% shareholder and which are controlled by our principal stockholder, Mr. Adelson. Mr. Forman is also a trustee of a voting trust that owned 6.2% of the sole member of Interface Group-Massachusetts, LLC. The beneficiaries of that voting trust include Mr. Chafetz’s children. The payments included primarily the cost of airline tickets, which are paid by Interface Travel to third party air carriers on behalf of the Company and its subsidiaries, and related travel agency commissions and service fees which are retained by Interface Travel. Approximately $138,000 of the total paid by the Company and its subsidiaries was retained as fees and commissions in 2006.

Hotel Service Agreement

Prior to its acquisition by Las Vegas Sands, Inc. in 2004, Interface Group-Nevada provided audio visual services, telecommunications, electrical, janitorial and other related services to group customers of The Venetian. These services were provided pursuant to a contract that provided for an equal sharing of revenues after direct operating expenses.

Preferred Reservation System Agreement

Las Vegas Sands, Inc. entered into a preferred reservation system agreement with Interface Group-Nevada that governs the booking of exposition and trade shows in the meeting space in the Venezia Tower at The Venetian and in The Sands Expo Center. The agreement provides The Sands Expo Center with the first opportunity or right of first refusal to book or host expositions and trade shows prior to these expositions and trade shows being offered to the Venezia Tower. This agreement has not been utilized since the acquisition in August 2004.

Registration Rights Agreement and Registration Expenses

Messrs. Adelson, Forman, Weidner, Stone, Goldstein and certain other stockholders and employees, former employees and certain trusts that they established have entered into a registration rights agreement with us relating to the shares of Common Stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, Mr. Adelson and the trusts he established may require that we register for public resale under the Securities Act all shares of Common Stock they request be registered at any time, subject to certain conditions. Mr. Adelson and the trusts may demand registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $20 million or more. Since we became eligible to register the sale of our securities on Form S-3 under the Securities Act, Mr. Adelson and the trusts have the right to require us to register the sale of the Common Stock held by them on Form S-3, subject to offering size and other restrictions.

The other stockholders that are party to this agreement were granted piggyback registration rights on any registration for the account of Mr. Adelson or the trusts that he established, subject to cutbacks if the registration requested by the Adelson entities is in the form of a firm commitment underwritten offering and if the underwriters of the offering determine that the number of securities to be offered would jeopardize the success of the offering.

In addition, the stockholders and employees that are party to this agreement and the trusts have been granted piggyback rights on any registration for our account or the account of another stockholder, subject to cutbacks if the underwriters in an underwritten offering determine that the number of securities offered in a piggyback registration would jeopardize the success of the offering.

In connection with any registrations described above, we will indemnify the selling stockholders and pay all fees, costs and expenses, except that we will not pay underwriting discounts and commissions of the selling stockholders. In March 2006, certain trusts for the benefit of Mr. Adelson and his family sold stock in a registered underwritten stock offering. We incurred approximately $1.33 million in fees, costs and expenses in connection with the secondary stock offering.

Tax Indemnification

In connection with our 2004 initial public offering, Las Vegas Sands, Inc. and certain other parties entered into an indemnification agreement pursuant to which it agreed to:

•	indemnify those of our stockholders who were stockholders of Las Vegas Sands, Inc. prior to the 2004 initial public offering against certain tax liabilities incurred by these stockholders as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Las Vegas Sands, Inc. with respect to taxable periods during which Las Vegas Sands, Inc. was a subchapter S corporation for income tax purposes; and

•	indemnify Mr. Adelson against certain tax liabilities incurred by Mr. Adelson as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Interface Holdings with respect to taxable periods during which Interface Holdings was a subchapter S corporation for income tax purposes.

No payments were made under this agreement during 2006.

Transactions Relating to Aircraft

Time Sharing Agreement

On June 18, 2004, Las Vegas Sands, Inc. entered into an aircraft time sharing agreement with Interface, which is controlled by our principal stockholder. The agreement provides for our use on a time sharing basis of a Boeing Business Jet owned by an entity controlled by our principal stockholder. The agreement has a term ending on December 31, 2005, but was automatically extended by one year as neither party to the agreement has given notice of non-renewal. Either party may terminate the agreement on thirty days’ notice so long as the party is not in default of the agreement. In addition, the agreement automatically terminates upon the termination of the lease between the owner of the aircraft and Interface. For use of the aircraft, Las Vegas Sands, Inc. has agreed to pay Interface fees equal to (1) twice the cost of the fuel, oil and other additives used, (2) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (3) all expenses for catering and in-flight entertainment materials, (4) all expenses for flight planning and weather contract services, (5) all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation, and (6) all communications charges, including in-flight telephone, in each of clauses (1) through (6) above, only during use of the aircraft. In addition, Las Vegas Sands, Inc. will also be responsible for all passenger ground transportation and accommodation in connection with the use of the aircraft. Las Vegas Sands, Inc. was obligated to pay $1,190,062 to Interface in 2006.

Aviation and Related Personnel

Interface Employee Leasing, LLC (“IEL”), a wholly owned subsidiary of the Company, is engaged primarily in the business of providing aviation personnel, including pilots, aircraft mechanics and flight attendants, and administrative personnel, to the Company and to Interface. IEL was transferred in August 2004 by our principal stockholder to Las Vegas Sands, Inc. for no consideration and is now a wholly owned subsidiary. IEL charges a fee to each of the Company and Interface for their respective use of these personnel. The fees charged by IEL are based upon its actual costs of employing or retaining these personnel, which are then allocated between the Company and Interface. The method of allocating these costs varies depending upon the nature of the service provided. For example, pilot services are allocated based upon the actual time spent operating aircraft for the Company and for Interface, respectively. The services of IEL’s aircraft mechanics and administrative personnel are allocated based upon the number of aircraft maintained by the Company and Interface, respectively. During 2006, IEL charged Interface $3,140,529 for its use of IEL aviation and related personnel and other overhead costs.

Interchange Agreement and Other Aircraft Arrangements

During 2005, the Company entered in to an Aircraft Interchange Agreement (the “Interchange Agreement”) and an Aircraft Time Sharing Agreement (the “Time Sharing Agreement”) with Interface, which is controlled by the Company’s principal stockholder. The agreements were effective as of January 1, 2005.

Under the terms of the Interchange Agreement, the Company has agreed to provide the use of its two Gulfstream G-IV aircraft (the “G-IV Aircraft”) to Interface in exchange for equal flight time by the Company’s executive officers and customers on a Gulfstream III aircraft (the “G-III Aircraft”) provided by Interface. The G-III Aircraft is provided to the Company by Interface, and the G-IV Aircraft is provided to Interface by the Company on an “as-available” basis. At all times, the Company retains the crew for, and has operational control of, the G-IV Aircraft, and Interface retains the crew for, and has operational control of, the G-III Aircraft. For 2006, Interface was obligated to pay the Company approximately $78,500 under this agreement.

There are no monetary charges for use of an aircraft under the Interchange Agreement; however, to the extent that one party incurs during any month a greater amount of “flight specific expenses” in providing its aircraft to the other party, the other party is obligated to pay the differential in costs within 30 days after its receipt of a statement from the party that incurred the costs. The “flight specific expenses” include ferry or positioning costs, all fees (including fees for landing, parking, hangar tie-down, handling, customs, use of airways and permission for overflights), expenses for flight planning and weather contract services, catering and in-flight entertainment expenses, and travel expenses for the pilots, flight attendants and other flight support personnel.

Under the terms of the Time Sharing Agreement, the Company is entitled to the use, on a time sharing basis, of the G-III Aircraft provided by Interface. The Time Sharing Agreement is intended to be used by parties if and when the Company’s use of the G-III Aircraft exceeds the anticipated use by Interface of the Company’s G-IV Aircraft (in other words, there is not an equal exchange of flight time between the parties under the Interchange Agreement and the Company has further need for the G-III Aircraft). At all times, Interface Operations retains the crew for, and has operational control of, the G-III Aircraft.

For its use of the G-III Aircraft under the Time Sharing Agreement, the Company is obligated to pay Interface an amount equal to two times the cost of fuel and other lubricants used on the Company’s flights, plus specific flight-related expenses incurred in connection with the Company’s flights, including travel expenses of the crew, hangar and tie-down costs while the G-III Aircraft is away from Las Vegas, Nevada, landing fees, customs fees, in-flight catering, communications charges, passenger ground transportation, and flight planning and weather services. Las Vegas Sands, LLC paid $0 to Interface in 2006 relating to the Time Sharing Agreement.

Each agreement has an initial term ending on December 31, 2006, but is automatically extended by one year if neither party to the agreement has given notice of non-renewal. Either party may terminate each agreement on 30 days’ notice, so long as the party giving the notice is not in default of the agreement.

In addition, the Company owed Interface approximately $585,650 for 2006 in connection with the use of other aircraft.

Purchase of Restaurant

During 2003, Las Vegas Sands, Inc. purchased the lease interest and assets of Carnevale Coffee Bar LLC, which operated a coffee bar in The Venetian, for $3.1 million, of which $625,000 was payable during 2003 and $250,000 is payable annually over ten years, beginning in September 2003. Half of the purchase price is payable to a family trust of our principal stockholder that owned a 50% interest in Carnevale Coffee Bar LLC.

Other Transactions with our Principal Stockholder and His Family

We have employed Dr. Miriam Adelson, our principal stockholder’s wife, as the Director of Community Involvement since August 1990 where, in conjunction with our Government Relations Department, she oversees and facilitates our partnership with key community groups and other charitable organizations. Her annual salary is $50,000 per year.

During 2006, we employed one of our principal stockholder’s stepdaughters as the special assistant to the Company’s Chairman and Chief Executive Officer and paid her $33,654 in wages during 2006.

Based on the advice of an independent security consultant, we provide security coverage for our principal stockholder, his spouse and minor children. A portion of the cost of security coverage which the Company has determined was non-business related ($634,561 in the aggregate in 2006) was charged directly to and paid by the principal stockholder.

We purchase amenities and other products used by hotel guests, such as robes, towels and slippers, from Deluxe Hotels Supply, LLC, an approved Venetian vendor. Deluxe Hotels Supply is owned by our principal stockholder’s brother, Leonard Adelson. We purchased $1.2 million of products from Deluxe Hotels Supply during 2006. Management believes that the terms and conditions of the purchases are no less favorable than those negotiated with independent third parties.

Our principal stockholder purchased approximately $525,000 of banquet room, catering, lodging and other goods and services from our properties in the ordinary course during 2006.

Property and Casualty Insurance

Prior to April 2005, the Company and entities controlled by the Company’s principal stockholder which are not subsidiaries of the Company (the “Stockholder Controlled Entities”) purchased property and casualty insurance (including aviation related coverages) together. The Stockholder Controlled Entities and the Company each were allocated their applicable share of the premiums and were separately invoiced for, and separately paid for, this insurance. Commencing with the April 2005 coverage renewals, the Company and the Stockholder Controlled Entities purchased separate insurance coverages, except that the respective groups continue to bid for aviation related coverages together, although they are separately invoiced for, and pay for, this insurance. The two groups allocate the aviation insurance costs not related to particular aircraft among themselves in accordance with the other allocations of aviation costs discussed above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

One of the purposes of the meeting is to elect three Class III directors. The three nominees are Sheldon G. Adelson, Irwin Chafetz and James L. Purcell.

In the event any of the nominees should be unavailable to serve as Director, which is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

Nominee Information

Sheldon G. Adelson.  Mr. Adelson has been Chairman of the Board, Chief Executive Officer, Treasurer and a director of the Company since August 2004. He has been Chairman of the Board, Chief Executive Officer and a director of Las Vegas Sands, LLC since April 1988 when it was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has extensive experience in the convention, trade show, and tour and travel businesses. Mr. Adelson also has investments in other business enterprises. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world’s largest computer show in the 1990s, all of which were sold to Softbank Corporation in April 1995. Mr. Adelson also created and developed The Sands Expo and Convention Center, which he grew into one of the largest convention and trade show destinations in the United States before transferring it to us in July 2004. He has been President and Chairman of Interface Group Holding Company, Inc. since the mid-1970s and Chairman of our affiliate, Interface Group-Massachusetts, LLC and its predecessors, since 1990.

Irwin Chafetz.  Mr. Chafetz has been a director of the Company since March 2005. He was a director of Las Vegas Sands, Inc. from March until July 2005. Mr. Chafetz is a director of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group-Massachusetts, LLC, a company that owns and operates Interface Travel, a retail travel agency, and Sunburst Vacations LLC. Mr. Chafetz has been associated with Interface Group-Massachusetts, LLC and its predecessors since 1972. From 1989 to 1995, Mr. Chafetz was a vice president and director of Interface Group-Nevada, Inc., which owned and operated trade shows, including COMDEX, which at its peak was the largest American trade show with a presence in more than 20 countries, and also owned and operated The Sands Expo and Convention Center, the first privately-owned convention center in the United States. From 1989 to 1995 Mr. Chafetz was also Vice President and a director of Las Vegas Sands, Inc. Mr. Chafetz has served on the boards of directors of many charitable and civic organizations and is a member of the Dean’s Advisory Council at Boston University School of Management and the Board of Trustees at Suffolk University.

James L. Purcell.  Mr. Purcell has been a director of the Company since July 2004. He was a director of Las Vegas Sands, Inc. from June 2004 until July 2005. Mr. Purcell was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP from January 1964 through December 1999. Mr. Purcell has practiced law in Boca Raton, Florida, since his retirement from Paul, Weiss, Rifkind, Wharton & Garrison LLP. Mr. Purcell is a Director Emeritus of King’s College.

The Board of Directors recommends a vote FOR adoption of this proposal.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted as our Board recommends.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company is scheduled to meet prior to the stockholders’ meeting to select, subject to ratification by the stockholders, the independent registered public accounting firm to audit the consolidated financial statements of the Company during the year ended December 31, 2007. It is anticipated the Audit Committee will select the firm of PricewaterhouseCoopers LLP.

A representative of PricewaterhouseCoopers LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR adoption of this proposal.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted as our Board recommends.

TIMEFRAME FOR STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2008 annual meeting of stockholders, to be considered for inclusion in our Proxy Statement for such annual meeting, must be personally delivered or mailed to our principal executive offices, as required by our Amended and Restated By-Laws, no earlier than February 7, 2008 and no later than March 9, 2008, to the attention of the Corporate Secretary as follows: Corporate Secretary, Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

With respect to any proposal by a stockholder not seeking to have its proposal included in the Proxy Statement but seeking to have its proposal considered at the 2008 annual meeting, if that stockholder fails to notify us of its proposal in the manner set forth above by March 9, 2008, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2008 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the Proxy Statement for such annual meeting. Any stockholder proposals must comply in all respects with Rule 14a-8 of Regulation 14A and other applicable rules and regulations of the SEC.

OTHER INFORMATION

The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid to them.

The Company’s Annual Report to Stockholders for the year ended December 31, 2006 accompanies this Proxy Statement.

Admission Ticket
Annual Meeting
of
LAS VEGAS SANDS CORP.
June 7, 2007
11:00 a.m. (Las Vegas Time)
The Venetian Resort-Hotel-Casino
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
This ticket must be presented at the door for entrance to the meeting.
Stockholders may bring one guest to the meeting.

Stockholder Name:

[ ] WITH SPOUSE/SIGNIFICANT OTHER	[ ] WITHOUT SPOUSE/SIGNIFICANT OTHER

(Please Print)
Agenda
1.	To elect three directors to the Board of Directors, each for a three-year term;

2.	To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

1
FORM OF PROXY
LAS VEGAS SANDS CORP.
Proxy for Annual Meeting of Stockholders
June 7, 2007
Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints William P. Weidner, Bradley H. Stone and Robert P. Rozek, and each of them, Proxies, with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Las Vegas Sands Corp. (the “Company”) to be held at The Venetian Resort-Hotel-Casino, 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on June 7, 2007, at 11:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.
(Continued and to be SIGNED on the other side)

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF
LAS VEGAS SANDS CORP.
June 7, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯  Please detach along perforated line and mail in the envelope provided. ¯

20330000000000001000 8	060707

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

☐		NOMINEES:
	FOR ALL NOMINEES	¡	Sheldon G. Adelson
		¡	Irwin Chafetz		3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
☐	WITHHOLD AUTHORITY	¡	James L. Purcell
FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)				This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted for Items 1 and 2.

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☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
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